Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2021 Results
•A 9.4% increase in full year 2021 consolidated diluted EPS over prior year, or an 8.8% increase as adjusted
•Increased earnings per share at all operating business segments for full year 2021
San Dimas, California, February 22, 2022…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.55 for the fourth quarter ended December 31, 2021, as compared to basic and fully diluted earnings per share of $0.55 and $0.54, respectively, recorded for the fourth quarter ended December 31, 2020.
Basic and fully diluted earnings per share for the full year 2021 were $2.55 compared to basic and fully diluted earnings of $2.34 and $2.33 per share, respectively for 2020, a $0.22 per share increase in diluted earnings per share or 9.4%. Included in the results for the full year 2021 were gains on investments held to fund one of the company's retirement plans totaling $4.3 million, or $0.08 per share, as compared to $3.0 million, or $0.06 per share, in gains generated during the same period in 2020 largely due to volatility in the financial markets. Excluding these gains from both periods, adjusted diluted earnings for the full year 2021 were $2.47 per share as compared to adjusted diluted earnings of $2.27 per share for the same period in 2020, an adjusted increase of $0.20 per share, or 8.8%.
Fourth Quarter 2021 Results
The table below sets forth a comparison of the fourth quarter 2021 diluted earnings per share contribution by business segment and for the parent company with the same period in 2020.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2021	12/31/2020	CHANGE
Water	$0.36	$0.32	$0.04
Electric	0.07	0.07	—
Contracted services	0.13	0.17	(0.04)
AWR (parent)	(0.01)	(0.02)	0.01
Consolidated fully diluted earnings per share, as reported	$0.55	$0.54	$0.01
Water Segment:
Diluted earnings from AWR's regulated water utility segment, Golden State Water Company ("GSWC"), for the three months ended December 31, 2021 were $0.36 per share as compared to $0.32 per share recorded for the same period in 2020, an increase of $0.04 per share, due to the following items:
•An increase in the water segment’s operating revenues of $4.2 million, largely as a result of new rates authorized by the California Public Utilities Commission ("CPUC"). GSWC received its full third-year step increase effective January 1, 2021 as well as mid-year increases to reflect higher water supply costs. Due to regulatory mechanisms in place for water supply costs, the increase in operating revenues includes the full recovery of increases in supply costs discussed below.
•An increase in water supply costs of $636,000, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses (excluding supply costs and a gain on the sale of assets) of $1.2 million, which negatively impacted the water segment's earnings. The increase was primarily due to higher conservation costs, employee-related benefits, insurance costs and depreciation expense as compared to the fourth quarter of 2020, partially offset by a decrease in property and other taxes.
•The sale of non-utility-related land at the water segment resulted in a gain of $409,000 recorded during the three months ended December 31, 2021, with no equivalent item in 2020.
•An increase in the effective income tax rate, which negatively impacted earnings. The increase resulted primarily from changes in certain flow-through taxes and permanent items during the fourth quarter of 2021 as compared to the same period in 2020. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric segment for each of the three month periods ended December 31, 2021 and 2020 were $0.07 per share. Higher electric revenues and lower electric supply costs were largely offset by an overall increase in other operating expenses as compared to the fourth quarter of 2020.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the three months ended December 31, 2021 were $0.13 per share as compared to $0.17 per share for the same period in 2020. This decrease was primarily due to a decrease in construction activity, partially offset by an increase in management fee revenue and an overall decrease in operating expenses. The decrease in construction activity was due largely to timing differences of when work was performed as compared to the fourth quarter of 2020.
AWR (parent):
For the three months ended December 31, 2021, diluted earnings at AWR (parent) increased $0.01 per share due primarily to changes in state unitary taxes.
Full Year 2021 Results
Fully diluted earnings for the year ended December 31, 2021 were $2.55 per share as compared to $2.33 per share recorded for 2020. The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company for the years 2021 and 2020.

	Diluted Earnings per Share
	For The Year Ended
	12/31/2021	12/31/2020	CHANGE
Water	$1.87	$1.66	$0.21
Electric	0.21	0.20	0.01
Contracted services	0.48	0.47	0.01
AWR (parent)	(0.01)	—	(0.01)
Consolidated fully diluted earnings per share, as reported (GAAP)	$2.55	$2.33	$0.22
Water Segment:
Diluted earnings per share from the water segment for the year ended December 31, 2021 increased by $0.21 per share as compared to 2020. As previously noted, included in the results for 2021 were gains on investments held to fund one of the company's retirement plans totaling $4.3 million, or $0.08 per share, as compared to $3.0 million, or $0.06 per share, in gains generated during 2020 largely due to market conditions. Excluding these gains from both years, adjusted diluted earnings at the water segment for 2021 were $1.79 per share as compared to adjusted diluted earnings of $1.60 per share for 2020. This adjusted increase of $0.19 per share was due to the following items:
•An increase in the water segment’s operating revenues of $16.5 million, largely as a result of new rates authorized by the CPUC. GSWC received its full third-year step increase effective January 1, 2021 as well as mid-year increases to reflect higher water supply costs. Due to regulatory mechanisms in place for water supply costs, the increase in operating revenues includes the full recovery of increases in supply costs discussed below.
•An increase in water supply costs of $4.1 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.
•An overall increase in operating expenses (excluding supply costs and a gain on the sale of assets) of $3.1 million, which negatively impacted the water segment's earnings. The increase was primarily due to higher chemical and water treatment costs, conservation costs, regulatory costs, insurance costs, depreciation expense, and property and other taxes as compared to 2020, partially offset by a decrease in maintenance expense.
•The sale of non-utility-related land at the water segment resulted in a gain of $409,000 recorded during 2021, with no equivalent item in 2020.
•An overall increase in interest expense (net of interest and other income) of $1.7 million, which negatively impacted earnings. GSWC issued $160 million of long-term debt in July 2020 and used the proceeds to pay down its intercompany borrowings (as required by the CPUC); intercompany borrowings bear lower short-term rates. There was also a decrease in interest income earned on regulatory assets at the water segment bearing interest at the current 90-day commercial paper rate, which decreased compared to 2020, as well as a decrease in the receipt of other income amounts owed by developers.
•A decrease in the effective income tax rate, which favorably impacted earnings. The decrease resulted primarily from changes in certain flow-through taxes and permanent items during 2021 as compared to 2020.
Electric Segment:
Diluted earnings from the electric segment was $0.21 per share for 2021, as compared to $0.20 per share recorded for 2020, an increase of $0.01 per share. There was an increase in electric revenues due to CPUC-approved rate increases effective January 1, 2021, as well as lower interest expense as compared to 2020. The decrease in interest expense was due primarily to the elimination of interest expense allocated from GSWC effective July 1, 2020 as a result of the spin-off of GSWC's electric division to Bear Valley Electric Service, Inc. These increases to net earnings were partially offset by an increase in electric supply costs and other operating expenses. Due to regulatory mechanisms in place, the increase in electric supply costs results in a corresponding increase in electric operating revenues and has no net impact on the electric segment’s profitability.
Contracted Services Segment:
Diluted earnings from the contracted services segment was $0.48 per share, as compared to $0.47 per share for 2020, an increase of $0.01 per share. This was due to an increase in management fee revenue, as well as a decrease in overall operating expenses, partially offset by overall lower construction activity as compared to 2020. The decrease in overall operating expenses was due to, among other things, lower legal and outside services costs and other non-income taxes.
AWR (Parent):
For the year ended December 31, 2021, diluted earnings from AWR (parent) decreased $0.01 per share compared to 2020 due primarily to changes in state unitary taxes.
California Water and Wastewater Arrearage Payment Program
On July 12, 2021, the governor of California approved SB-129 Budget Act of 2021, in which nearly $1 billion in relief funding to customers for their overdue water bills was included. The relief program is being managed by the State Water Resources Control Board through its California Water and Wastewater Arrearage Payment Program (“Program”). The Program enabled water suppliers to apply on behalf of customers for funds made available to the state from the federal American Rescue Plan Act of 2021 to pay their water bills incurred during the pandemic. In December 2021, GSWC requested $9.5 million in relief for its customers across its California service areas. In January 2022, GSWC received 100% of the relief funds requested on behalf of its customers, and is in the process of applying credits to eligible customers’ accounts.

Regulatory Matters
In July 2020, GSWC filed a general rate case application for all of its water regions and its general office. This general rate case will determine new water rates for the years 2022 – 2024. In November 2021, GSWC and the Public Advocates Office at the CPUC ("Public Advocates") filed with the CPUC a joint motion to adopt a settlement agreement between GSWC and Public Advocates on this general rate case application. The settlement agreement, if approved, resolves all issues related to the 2022 annual revenue requirement in the general rate case application, leaving only three unresolved issues. Among other things, the settlement authorizes GSWC to invest approximately $404.8 million in capital infrastructure over the three-year cycle. The settlement also authorizes GSWC to complete certain advice letter capital projects approved in the last general rate case, which have recently been completed for a total capital investment of $9.4 million. The additional annual revenue requirements generated from these capital investments are $1.2 million and became effective February 15, 2022. Advice letter projects are filed for revenue recovery only when those projects are completed. Excluding the advice letter project revenues, the amounts included in the settlement agreement would increase the 2022 adopted revenues by approximately $30.3 million as compared to the 2021 adopted revenues, and increase the 2022 adopted supply costs by $9.7 million as compared to the 2021 adopted supply costs. The settlement agreement also allows for potential additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and changes to the forecasted inflationary index values.
The three remaining unresolved issues relate to GSWC's requests for: (i) a medical cost balancing account, (ii) a general liability insurance cost balancing account, and (iii) the consolidation of two of GSWC's customer service areas. GSWC and Public Advocates have filed briefs with the CPUC on these unsettled issues. A proposed decision is expected in mid-2022, and would address the three unresolved issues along with the settlement agreement filed by GSWC and Public Advocates. Pending a final decision on this general rate case application, GSWC filed with the CPUC for interim rates, which will make new 2022 rates, once approved in a CPUC final decision, retroactively effective January 1, 2022.
Dividends
On February 1, 2022, AWR's Board of Directors approved a first quarter dividend of $0.365 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on March 1, 2022 to shareholders of record at the close of business on February 15, 2022. AWR has paid dividends on its Common Shares for over 82 consecutive years, and has increased the dividends received by shareholders each calendar year for 67 consecutive years. This places AWR in an exclusive group of companies on the New York Stock Exchange that have achieved that result. Registrant's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term. The company has achieved nearly a 10% compound annual growth rate in its calendar year dividend payments from 2011–2021.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. This item constitutes a "non-GAAP financial measure" under Securities and Exchange Commission rules, which supplements our GAAP disclosures but should not be considered as an alternative to the GAAP measure. Furthermore, the non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Wednesday, February 23. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 23, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 2, 2022.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,800 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2021	December 31, 2020
Assets
Net Utility Plant	$1,626,004	$1,512,043
Goodwill	1,116	1,116
Other Property and Investments	40,806	35,318
Current Assets	138,052	157,115
Other Assets	95,005	86,011
Total Assets	$1,900,983	$1,791,603
Capitalization and Liabilities
Capitalization	$1,098,123	$1,082,021
Current Liabilities	155,574	118,572
Other Credits	647,286	591,010
Total Capitalization and Liabilities	$1,900,983	$1,791,603

	Condensed Statements of Income
(in thousands, except per share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Operating Revenues
Water	$77,682	$73,438	$347,112	$330,637
Electric	10,134	10,089	38,345	37,024
Contracted services	28,808	40,673	113,396	120,582
Total operating revenues	116,624	124,200	498,853	488,243

Operating Expenses
Water purchased	17,666	18,263	77,914	74,554
Power purchased for pumping	2,513	2,508	11,103	10,134
Groundwater production assessment	4,567	5,252	19,412	20,392
Power purchased for resale	3,037	3,296	11,240	10,423
Supply cost balancing accounts	(3,462)	(5,197)	(11,421)	(11,803)
Other operation	8,573	8,663	34,738	33,236
Administrative and general	20,609	19,623	83,547	83,615
Depreciation and amortization	10,440	9,660	39,596	36,850
Maintenance	3,873	3,478	12,781	15,702
Property and other taxes	5,257	6,101	22,522	22,199
ASUS construction	13,999	23,236	56,909	62,411
(Gain) loss on sale of assets	(465)	40	(465)	31
Total operating expenses	86,607	94,923	357,876	357,744

Operating income	30,017	29,277	140,977	130,499

Other Income and Expenses
Interest expense	(4,991)	(4,998)	(22,834)	(22,531)
Interest income	357	437	1,493	1,801
Other, net	2,136	2,465	5,134	4,853
Total other income and expenses, net	(2,498)	(2,096)	(16,207)	(15,877)

Income Before Income Tax Expense	27,519	27,181	124,770	114,622
Income tax expense	7,169	6,970	30,423	28,197
Net Income	$20,350	$20,211	$94,347	$86,425

Weighted average shares outstanding	36,936	36,889	36,921	36,880
Basic earnings per Common Share	$0.55	$0.55	$2.55	$2.34

Weighted average diluted shares	37,029	37,007	37,010	36,995
Fully diluted earnings per Common Share	$0.55	$0.54	$2.55	$2.33

Dividends paid per Common Share	$0.365	$0.335	$1.400	$1.280

Computations and Reconciliations of Non-GAAP Financial Measures
Below are the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and twelve months ended December 31, 2021 and 2020.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020
Operating income	$20,278	$17,480	$3,442	$3,438	$6,300	$8,363	$(3)	$(4)	$30,017	$29,277
Other income and expense	2,674	2,287	(208)	(90)	(142)	(92)	174	(9)	2,498	2,096
Income tax expense	4,377	3,484	1,096	967	1,507	2,002	189	517	7,169	6,970
Net income	$13,227	$11,709	$2,554	$2,561	$4,935	$6,453	$(366)	$(512)	$20,350	$20,211
Weighted Average Number of Diluted Shares	37,029	37,007	37,029	37,007	37,029	37,007	37,029	37,007	37,029	37,007
Diluted earnings per share	$0.36	$0.32	$0.07	$0.07	$0.13	$0.17	$(0.01)	$(0.02)	$0.55	$0.54

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Operating income	$107,573	$97,896	$10,738	$10,303	$22,675	$22,309	$(9)	$(9)	$140,977	$130,499
Other income and expense	16,263	15,817	(101)	336	(488)	(358)	533	82	16,207	15,877
Income tax expense (benefit)	22,095	20,515	2,975	2,689	5,434	5,201	(81)	(208)	30,423	28,197
Net income	$69,215	$61,564	$7,864	$7,278	$17,729	$17,466	$(461)	$117	$94,347	$86,425
Weighted Average Number of Diluted Shares	37,010	36,995	37,010	36,995	37,010	36,995	37,010	36,995	37,010	36,995
Diluted earnings per share	$1.87	$1.66	$0.21	$0.20	$0.48	$0.47	$(0.01)	$—	$2.55	$2.33